Exhibit 23.2
CONSENT OF PETERSON RISK CONSULTING LLC
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-34694, 333-25945, 33-59739, 333-77125, 333-88912, 333-101524, 333-119308, 333-134592, 333-129815) of Foster Wheeler AG (the “Company”) of (i) the references to us in the form and context in which they appear in the Quarterly Report on Form 10-Q of the Company for the fiscal three months ended March 31, 2010, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s asbestos insurance assets in such registration statements.

Peterson Risk Consulting LLC

By:	/s/ patrick J. McGrath Name: Patrick J. McGrath
Title: MANAGING DIRECTOR
April 29, 2010